                                 Exhibit 10.01

AWARD AGREEMENT

Citigroup Inc. (“Citigroup”) hereby grants to [NAME] (the “Participant” or “you”) the deferred compensation described below (the “Award”), consisting of a Deferred Stock Award[,] [and] a Deferred Cash Award [and a Supplemental Award].1

For the Award to be effective, you must accept below acknowledging that you have received and read this Award Agreement, including the Terms and Conditions set forth following this Cover Page and the Data Protection Statement attached hereto (collectively, this “Agreement”) and the Prospectus related to the Award (collectively, including this Agreement, the “Legal Documents”). If you do not formally accept the terms and conditions of your award within the time period prescribed by Citigroup, the award summarized below will be withdrawn and canceled.

Summary of Deferred Stock Award
(the “Deferred Stock Award”)

Award Date	[Date]
Number of Shares of Citigroup common stock (“Shares”)	[ ]
Scheduled Vesting Date (each such date, a Scheduled Vesting Date”)	February __, 20__ (25%) February __, 20__ (25%) February __, 20__ (25%) February __, 20__ (25%)[2]
Length of sale restriction	[ ]

Summary of Deferred Cash Award
(the “Deferred Cash Award”)

Award Date	[Date]
Principal amount	[ ]
Scheduled Vesting Dates (each such date, a “Scheduled Vesting Date”)	February __, 20__ (25%) February __, 20__ (25%) February __, 20__ (25%) February __, 20__ (25%)[2]

Summary of Supplemental Deferred Cash Award
(the “Supplemental Award”)1

Award Date	[Date]
Principal amount	[ ]
Scheduled Vesting Dates (each such date, a “Scheduled Vesting Date”)	February __, 20__ (10%) February __, 20__ (20%) February __, 20__ (30%) February __, 20__ (40%)[3]

1 Awards under the Agreement may be Deferred Stock Awards or Deferred Cash Awards or awards under both programs. Only employees designated as Material Risk Takers in the United Kingdom, the European Union, or elsewhere as contemplated by local regulations (“MRTs”), are eligible for a Supplemental Award. Supplemental Awards are intended to compensate MRTs for regulatory restrictions on paying notional interest on a Deferred Cash Award.
2 Pro-rata vesting over four years with the first vesting date being in February of the year following the year in which the Award is granted (subject to post-vesting retention requirements) is applicable to MRTs. Pro-rata vesting over four years with the first vesting date being in January of the year following the year in which the Award is granted is applicable to employees who have not been designated as MRTs. The vesting schedules in this form of Award Agreement are indicative and may vary from year to year.
3 The percentage of a Supplemental Award that is paid on each vesting date is designed to reflect the amount of notional interest a MRT would have accrued on his or her Deferred Cash Award absent regulatory restrictions.

Acceptance and Agreement by Participant. I hereby accept the Award and acknowledge that I have received and read the Legal Documents and that I understand and agree to be bound by them.

CITIGROUP INC.    PARTICIPANT:

By: ________________________    __________________________
[Name]    Name:
[Title]    GEID:

TERMS AND CONDITIONS

The Award is granted pursuant to, and subject to the terms of, the Citigroup Inc. Discretionary Incentive and Retention Award Plan, as amended and restated effective as of January 1, 2015 (“DIRAP”). The Deferred Stock Award is also granted pursuant to, and subject to the terms of, the Citigroup Inc. 2019 Stock Incentive Plan, as amended from time to time (the “Stock Incentive Plan”). Any Shares deliverable to Participant in connection with the Deferred Stock Award will be from the Shares available for grant pursuant to the terms of the Stock Incentive Plan. The Deferred Cash Award and Supplemental Award are also granted pursuant to, and subject to the terms of, the Citigroup Inc. Deferred Cash Award Plan, as amended and restated effective as of January 1, 2015 (“DCAP”). As used herein, (i) “Prospectus” refers to the Stock Incentive Plan prospectus, dated April 27, 2021,4 and any applicable prospectus supplements, collectively; (ii); “Award,” “Deferred Stock Award,” “Deferred Cash Award,” and “Supplemental Award” refers to all rights associated with the applicable Award; (iii) “Company” means Citigroup and its consolidated subsidiaries; (iv) “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors (or any successor committee) or any person having delegated authority from the Committee over the administration of the Award; and (v) a “de minimis MRT” means a Participant who is a (1) U.K. MRT (excluding PRA Senior Managers) whose total Award value is not more than 33% of his or her total compensation and less than or equal to £44,000 or (2) CEP MRT whose total Award value is not more than 33% of his or her total compensation and less than or equal to €50,000.

1. Participant Acknowledgements.

YOU ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO REVIEW THE LEGAL DOCUMENTS FOR NO FEWER THAN FOURTEEN BUSINESS DAYS, HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL AND HAVE READ THIS AGREEMENT CAREFULLY PRIOR TO ACCEPTING THE AWARD

In addition, you acknowledge and agree that:

(a)the Award will be canceled in accordance with the terms of this Agreement if the settlement conditions set forth herein are not satisfied;

(b)amounts paid in settlement of the Award are subject to repayment in the circumstances and pursuant to the terms set forth herein;

(c)neither the Award nor any amounts payable in respect of the Award will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements;

(d)any monetary value assigned to the Deferred Stock Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant;

(e)Participant had no right to receive the Award and receipt of the Award is neither an indication nor a guarantee that an incentive or deferred compensation award of any type or amount will be made in the future;
(f)the official language of the Legal Documents is English, which official language will govern the interpretation of the Legal Documents, notwithstanding that unofficial translations of the Legal Documents to a different language may have been made available to Participant; and
(g)the currency in which the Deferred Cash Award and the Supplemental Award are paid, and any required tax withholding and reporting will be determined by the Committee.

4 The Prospectus is typically dated as of the date stockholders last approved changes to the Stock Incentive Plan for the performance year in which Awards are granted. For Awards granted in early 2022, the performance year was 2021.

2. Suspension and Cancellation of Award in Certain Circumstances. Notwithstanding anything in the Legal Documents to the contrary:

(x)    If any of the conditions to settlement set forth in Subsections 2(a) through 2(e) hereof (the “Settlement Conditions”) are determined to have been not satisfied as of the Scheduled Vesting Date, the Award shall be canceled and upon cancellation of the Award the Participant shall cease to have any rights with respect thereto; and
(y)    the Committee may suspend the settlement of the Award, or any portion thereof, in connection with an investigation or review of the Participant or any event or circumstance that may give rise to a failure of a Settlement Condition to be satisfied or other similar circumstance, in each such case as determined by the Committee, in which case the Committee shall determine in accordance with such procedures as shall be established by the Committee from time to time, whether the Award, to the extent settlement was suspended, is eligible for settlement or shall be canceled.

The Settlement Conditions do not change while the Award is outstanding, regardless of Participant’s status as an active or terminated employee or other change in employment status, or because Participant transfers employment within the Company.

(a)Generally Applicable Service-Based Settlement Condition. Settlement of each portion of the Award is conditioned on Participant’s continuous employment with the Company up to and including the applicable Scheduled Vesting Date, unless otherwise provided in Section 3 hereof.
(b)Generally Applicable Additional Settlement Condition (Citi Clawback). Settlement of each portion of the Award is conditioned on (x) the Committee not having determined that Participant (1) received the Award based on materially inaccurate publicly reported financial statements, (2) knowingly provided materially inaccurate information relating to publicly reported financial statements, (3) materially violated any risk limits established or revised by senior management and/or risk management, or (4) has engaged in “gross misconduct” as defined in Subsection 3(f) hereof, it being understood that such definition shall be applied regardless of whether the Company knows of such conduct, or the facts giving rise thereto, prior to the termination of Participant’s employment with the Company or whether Participant’s termination of employment relates to such conduct or facts and (y) the Participant not having materially breached any post-employment covenant set forth in Section 4 hereof.
(c)Deferred Cash Award and Supplemental Award Additional Settlement Condition (General Clawback). Settlement of each portion of the Deferred Cash Award and Supplemental Award is conditioned on the Committee not having determined that Participant (x) engaged in behavior (1) constituting “misconduct” within the meaning of the Global Disciplinary Review Policy (“GDRP”); (2) the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (3) that resulted or could reasonably be expected to result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant (clauses (1) through (3) hereinafter referred to collectively as “Inappropriate Conduct”); or (y) failed to properly supervise or monitor individuals engaging in, or to properly escalate, in accordance with the Company’s policies, Inappropriate Conduct.
(d)Deferred Cash Award and Supplemental Award Material Adverse Outcome Settlement Condition (MAO). Settlement of the Deferred Cash Award and Supplemental Award is subject to the condition that the Committee may cancel any outstanding portion of the Deferred Cash Award and/or the Supplemental Award if it determines that Participant has had significant responsibility, whether of a supervisory or direct nature for a material adverse outcome, whether financial, reputational or otherwise for Citigroup or any of its businesses or functions. The Committee has the authority to determine and define “significant responsibility” and “material adverse outcome”.
(e)Deferred Stock Award Material Adverse Outcome Settlement Condition (MAO).
(i)    Settlement of the Deferred Stock Award is subject to the condition (the “Deferred Stock MAO Condition”) that the full Deferred Stock Award will be canceled if a Participant has had Significant Responsibility for a Material Adverse Outcome (as defined below), subject to Paragraph 2(e)(iii) hereof.
(ii)    For purposes of the Deferred Stock MAO Condition, the following terms shall have the meanings set forth herein:
(A) “Common Equity Tier 1 ratio” refers to the reportable Common Equity Tier 1 Capital ratio as derived under the Basel III Advanced Approaches or Standardized Approach framework, whichever is lower, and reported in Citigroup’s Form 10-Q/K, Citigroup’s Capital Resources, Components of Citigroup’s Capital, Common Equity Tier 1 Capital section.

(B) “Incident” refers to a discrete event or transaction (or series of related events or transactions) directly and proximately caused by one or more Company employees.
(C) “Material Adverse Outcome” means any Incident that results in Material Harm to the Company, as determined by Citigroup’s Board of Directors (“Board”). For purposes of such determination, the following interpretive principles will be applied:
(x) “Material Harm” will be deemed to exist if (I) there occurs a 5 basis points or more adverse impact on the Company’s Common Equity Tier 1 ratio (CET1), (II) a U.S. regulator with authority (e.g., Federal Reserve, OCC, SEC, or FDIC) identifies an Incident and takes an action prohibiting Citigroup from distributing capital to shareholders, and (III) unless the Incident did not result in Reputational Harm, in the following circumstances:
(1) Citigroup is required to prepare an accounting restatement impacting financial information included in any of its periodic reports filed with the SEC on Form 10-Q or 10-K due to material noncompliance with any financial reporting requirement under U.S. securities laws;
(2) A Significant Loss to the Company; and
(3) any fine or sanction that would be considered a “Significant Event” under the GDRP in an amount equal to more than 5% of the Company’s gross income for the fiscal year in which the fine is imposed.
(y) “Reputational Harm” means material reputational harm to the Company.
(D) “Significant Loss” means a 5% or more reduction in revenue or net income for the Company for any fiscal quarter compared to the same fiscal quarter in the prior year (such percentage reduction, as applicable, hereinafter referred to as the “Loss Ratio”). The amount of revenue or gross income for any quarter shall mean the amount of revenue or gross income, as shown in the Citigroup Quarterly Financial Data Supplement, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission, provided that, such revenue and net income shall exclude amounts reported on the “Corporate/Other” line item.
(E) “Significant Responsibility” means, (x) in relation to any Material Adverse Outcome other than an event described in Clause 2(e)(ii)(C)(x)(3) hereof, Participant engaged in conduct, or was responsible for conduct, that resulted in an Incident that is determined to be a Material Adverse Outcome, and (y) in relation to any Material Adverse Outcome described in Clause 2(e)(ii)(C)(x)(3) hereof, Participant is accountable for the event under the Global Disciplinary Review Policy (“GDRP”).
(iii)    In the event of a Material Adverse Outcome described in Clause 2(e)(ii)(C)(x)(2) hereof, only a portion of the Deferred Stock Award (including, for clarity, a portion of the related dividend equivalents) will be canceled, notwithstanding that Paragraph 2(e)(i) provides for the cancellation of the full Deferred Stock Award in that event. Such portion shall be equal to the greater of (x) 20% and (y) the Loss Ratio. The portion of the Deferred Stock Award so canceled shall, first, reduce the outstanding Deferred Stock Award ratably based on the remaining settlement schedule, and, second, be recoverable as provided in Section 7 herein.

(f)Generally Applicable Additional Settlement Condition (EU Clawback and CRD V Clawback for MRTs who are employed by ICG, Global Functions or Enterprise Infrastructure O&T).5

(i)     If Participant has been designated as a “MRT” (a “U.K MRT” or a “CEP MRT” as defined in Subsection 2(i) hereof), and the Committee determines there is reasonable evidence that (1) Participant engaged in misconduct or committed material error or was involved in or was responsible for conduct which resulted in significant losses (as defined in Subsection 2(f)(iii) hereto) in connection with his or her employment or failed to meet appropriate standards of fitness and propriety, or (2) the Company or Participant’s business unit (as defined in Subsection 2(f)(iii) hereof) has suffered a material downturn (as defined in Subsection 2(f)(iii) hereto) in its financial performance or (3) Participant was responsible for conduct that resulted in Citigroup or Participant’s business unit suffering a material failure of risk management (as determined in accordance with the factors listed in Subsection 2(f)(iv) hereof), Committee in its judgment may determine that any outstanding portion of the Award will be canceled or reduced pursuant to the EU Clawback.

5 Agreement language may be updated as needed to comply with or otherwise to respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.

(ii)    If Participant has been designated a “MRT” (as defined in Subsection 2(i) hereto), and the Committee determines (1) that there is reasonable evidence that Participant participated in, or was responsible for, conduct which resulted in significant losses (as defined in Subsection 2(f)(iii) hereof) to Citigroup, or (2) that there is reasonable evidence that Participant failed to meet appropriate standards of fitness and propriety, (3) there is reasonable evidence of employee misbehaviour or material error, or (4) that there is reasonable evidence that Participant was responsible for conduct that resulted in Citigroup or Participant’s business unit (as defined in Subsection 2(f)(iii) hereof) suffered a material failure of risk management (as determined in accordance with the factors listed in Subsection 2(f)(iv) hereof), the Committee may, in its judgment, require repayment or otherwise recover from Participant an amount corresponding to some or all of any Award at any time prior to the applicable anniversary of the Award Date set forth in the Subsection 2(j). In determining whether to exercise the CRD V Clawback, the Committee will take into account the factors it considers relevant in its judgment, and where the circumstances described in the preceding clause (4) arise, it will consider Participant’s proximity to the failure of risk management and his or her level of responsibility and any other factors it considers relevant including, without limitation, any investigation which may result in disciplinary action by the Company with respect to Participant or any investigation or other inquiry by a regulator which may result in an enforcement action with respect to Participant or the Company (whether or not formalized).
(iii)    For purposes of Subsections 2(f)(i) and 2(f)(ii), the term “significant losses” means any pre-tax losses that equal or exceed 5% of the absolute value of the revenue experienced by the Institutional Clients Group – EMEA for any calendar year. The amount of revenues for any calendar year is the amount of revenue for Institutional Clients Group – EMEA, as shown in the Citigroup Quarterly Financial Data Supplement, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission, for the most recent year ended December 31. For purposes of Subsection 2(f)(i) and 2(f)(ii), the term “Participant’s business unit” means Institutional Clients Group. For purposes of Subsection 2(f)(i), the term “material downturn” shall be defined for the Company as occurring where the Company experiences a Pre-Tax Loss for the performance year and for a Participant’s business unit as occurring where the Institutional Clients Group experiences a Pre-Tax Loss for the performance year. The amount of “Pre-Tax Profit” (or “Pre-Tax Loss”) for each relevant calendar year is the amount of income (loss) from continuing operations before income taxes of the Company or the Institutional Clients Group as shown in the Quarterly Financial Data Supplement for the quarter ended December 31 for each such year, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission.

(iv)    For purposes of Subsections 2(f)(i) and 2(f)(ii), in determining whether there has been a material failure of risk management, the Committee will take account of all relevant factors, including without limitation (1) the existence of a breach of risk limits, a failure to set appropriate risk limits or a failure to supervise or enforce such limits, (2) a failure to maintain, supervise and/or adhere to appropriate risk controls, (3) the financial losses attributable to the failure, (4) the amount of any fines and other regulatory actions attributable to the failure, and (5) any reputational damage and other adverse impacts of the failure on the Company’s relationship with regulators, stockholders and other key stakeholders.

(g)    Generally Applicable Additional Settlement Condition (EU Clawback and CRD V Clawback for MRTs whose business segment is Citi Holdings or Global Consumer Group or an employee of the Citibank N.A., Italy branch).6

(i)     If Participant has been designated a “MRT” (a “U.K MRT” or a “CEP MRT” as defined in 2(i) hereof), and the Committee determines (1) there is reasonable evidence that Participant engaged in misconduct or committed material error or was involved in or was responsible for conduct which resulted in significant losses in connection with his or her employment or failed to meet appropriate standards of fitness and propriety, or (2) the Company or Participant’s business unit has suffered a material downturn in its financial performance or a material failure of risk management, the Committee in its sole discretion may determine that any outstanding portion of the Award will be canceled or reduced pursuant to the EU Clawback.

(ii)    If Participant has been designated a “MRT” (as defined in Section 2(i) hereof), or was an employee of Citibank N.A. Italy branch during 20__7 (an “Italy Branch Employee”), and the Committee determines (1) that Participant participated in, or was responsible for, conduct which resulted in significant losses to Citigroup, (2) that Participant failed to meet appropriate standards of fitness and propriety, (3) there is reasonable evidence of employee misbehaviour or material error, (4) Citigroup or Participant’s
6 Agreement language may be updated as needed to comply with or otherwise to respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.
7 Insert performance year. For Awards granted in early 2022, the performance year was 2021.

business unit has a material failure of risk management, or (5) in the case of an Italy Branch Employee only, there is reasonable evidence that the Italy Branch Employee’s behaviour was in breach of a provision of Legislative Decree no. 385/1993 (the "Consolidated Banking Act") or any regulation promulgated under the Consolidated Banking Act that applies to the Italy Branch Employee, or there is reasonable evidence that the Italy Branch Employee’s behaviour was in breach of Citi Remuneration Rules as applicable in Italy, the Committee may, in its sole discretion, require repayment or otherwise recover from Participant an amount corresponding to some or all of any Award at any time prior to the at any time prior to the applicable anniversary of the Award Date set forth in the Subsection 2(j). In determining whether to exercise the CRD V Clawback, the Committee will take into account the factors it considers relevant in its sole discretion, and where the circumstances described in the preceding clause (4) arise, it will consider Participant’s proximity to the failure of risk management and his or her level of responsibility.

(h)     Sale Restriction Period. If Participant has been designated a MRT, except for de minimis MRTs, shares that are settled pursuant to this Agreement may not be sold or otherwise transferred until the end of the period set forth on page 1 of this Agreement that begins on the applicable Scheduled Vesting Date, or, if earlier, the date of Participant’s death. Notwithstanding the foregoing, if the Company is required to withhold any tax upon the settlement of such Shares, only the net, after-tax Shares will be subject to the restriction on sale or other transfer. If Participant has a tax liability, or if Participant is a participant in the Citigroup Expatriate Program (an “Expatriate”) and Participant has a hypothetical tax liability, the Company may, in its discretion, but only to the extent permitted by applicable law, release from restriction a number of whole shares that, if sold at then current market prices, as determined by the Company, will be sufficient to cover Participant’s actual (or hypothetical) tax liability. To the extent the withholding or release of sale-restricted shares for the purpose of funding tax (or hypothetical tax) obligations is not permitted for any reason, Participant will be required to fund payment of the amount due in cash. If Participant’s employment is terminated pursuant to Section 3(f) of this Agreement, any Shares that are to be settled but undistributed pursuant to this Section 2(f)(i) as of Participant’s termination date will be canceled.

(i)    MRTs. For purposes of this Agreement, (1) a “U.K. MRT” means an employee who has been designated by the Company as a “material risk taker” in accordance with the relevant rules of the Prudential Regulation Authority and the Financial Conduct Authority, (2) a “CEP MRT” means an employee who has been designated by the Company as a “material risk taker” in accordance with the EBA MRT Standards and applicable country rules within the EU or are regulated by the European Central Bank and the Central Bank of Ireland Joint Supervisory Team, and (3) a “MRT” means an employee who has been designated by the Company as either a U.K. MRT or a CEP MRT.

(j)    Length of CRD V Clawback Period. The table below indicates the length of time after an Award has been granted to which it could be subject to clawback under CRD V. For purposes of this Agreement, “Higher Paid MRTs” shall mean a Participant with total remuneration above £500,000 or whose total Award value is more than 33% of his or her total compensation (as determined by the Company).8

Higher Paid MRTs	UK Senior Managers	7th Anniversary of the Award Date, subject to extension to the 10th Anniversary of the Award Date, as provided below
	All other MRTs	7th Anniversary of the Award Date
Non-Higher Paid MRTs	UK Senior Managers and other members of the management body or senior management	6th Anniversary of the Award Date
	Other UK Risk Manager MRTs and all other MRTs	5th Anniversary of the Award Date

8 Agreement language may be updated as needed to comply with or otherwise to respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.

(k)    CRD V Clawback Extension. If Participant has been designated a Higher Paid Senior Manager UK MRT (as defined in Section 2(i) hereof), the period during which the CRD V Clawback applicable to Participant applies may be extended from the seventh anniversary to the tenth anniversary of the Award Date upon notice by the Company to Participant, which shall be given no later than the seventh anniversary of the Award Date; provided however, no such notice shall be given to Participant unless the Company has commenced an investigation into facts or events which it considers could potentially lead to the application of the CRD V Clawback were it not for the expiry of the clawback period or it has been notified by a regulatory authority that an investigation has been commenced into facts or events which the Company considers could potentially lead to the application of the CRD V Clawback were it not for the expiry of the clawback period.

3. Termination of Employment and Other Changes in Status. If Participant’s employment with the Company terminates or is interrupted, or if Participant’s status changes under the circumstances described below, Participant’s rights with respect to the Award will be affected as provided in this Section 3. If Participant’s employment with the Company terminates for any reason not described below, the Awards will be canceled.

    (a)     Voluntary Resignation. If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Subsection 3(j) or (k) hereof, Participant’s right to all Shares any cash payments subject to the outstanding portions of the Award (i.e., the portion of the Award that would have been eligible for settlement on the Scheduled Vesting Date(s) following the Participant’s voluntary termination of employment) will be canceled, and Participant will have no further rights of any kind with respect to the Award. For purposes of this Agreement, a termination of employment by Participant that is claimed to be a “constructive discharge” (or similar claim) will be treated as a voluntary termination of employment, unless otherwise required by law.

    (b)     Disability. The Award will continue to be settled on schedule subject to all other provisions of this Agreement during Participant’s approved disability leave pursuant to a Company disability policy. If Participant’s approved disability leave ends in a termination of Participant’s employment by the Company because Participant can no longer perform the essential elements of his or her job, the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement.

    (c)     Approved Personal Leave of Absence (Non-Statutory Leave).

    (i)     The Award will continue to be settled on schedule subject to all other provisions of this Agreement during the first six months of Participant’s personal (non-statutory) leave of absence that was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”). Any outstanding portion of the Award will be canceled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

    (ii)     If Participant’s employment terminates for any reason during the first six months of an approved personal leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Subsection 3(k) hereof before the approved personal leave of absence exceeds six months, any outstanding portion of the Award will continue to be settled on schedule, subject to Subsection 3(k) hereof.

    (d)     Statutory Leave of Absence. The Award will continue to be settled on schedule subject to all other provisions of this Agreement during a leave of absence that is approved by management of Participant’s business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”). If Participant’s employment terminates for any reason during a statutory leave of absence, the Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Subsection 3(k) hereof during a statutory leave of absence, any outstanding portion of the Award will continue to be settled on schedule, subject to Subsection 3(k) hereof.

    (e)     Death. Subject to Section 7 hereof, upon Participant’s death any outstanding portion of the Award will be settled in full and be paid or distributed to the Participant’s estate as soon as practical after such event.

    (f)     Involuntary Termination for Gross Misconduct. If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below), or if the Committee determines following termination of Participant’s employment that the Participant’s employment could have been terminated for gross misconduct, settlement of an portion of the Award will cease on the date Participant’s employment is so terminated and Participant will have no further rights of any kind with respect to the Award as of such date. For purposes of this Agreement, “gross misconduct” means (1) competition by the Participant during employment by the Company with the Company’s business operations, (2) “gross misconduct” within the meaning of the GDRP should we spell out/, or (3): any circumstance in which Participant (i) is subject to an action taken by a regulatory body or a self-regulatory organization (“SRO”) as a result of his or her act or omission which substantially impairs him or her from performing his or her Company duties; (ii) is materially dishonest in connection with his or her employment by the Company; (iii) breaches his or her fiduciary duty of loyalty to the Company, including but not limited to a breach of an agreement to not solicit Company employees or customers or a breach of an agreement relating to confidential information or intellectual property, regardless of whether that breach occurs during or after employment with the Company; (iv) materially breaches the terms of any offer letter, separation agreement, or other agreement with the Company or the Company’s Code of Conduct, or materially breaches any other material Company policy (including but not limited to material compliance, control, risk or employment policies); (v) violates any securities or banking law, rule or regulation or the constitution, by-laws, rules or regulations of a regulatory authority or SRO while employed by the Company; (vi) fails to remain licensed to perform his or her Company duties; or (vii) is convicted of a felony or a crime of breach of trust, money laundering or dishonesty, or participates in a pre-trial diversion program after being charged or indicted for a felony or such crime, in each case of clauses (i) through (vii) above as determined by the Committee.

(g)     Involuntary Termination Other than for Gross Misconduct. If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement.

(h)     Transfer to Non-Participating Subsidiary. If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement (including the requirements related to continued service). If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), the provisions of Subsection 3(g) hereof will apply to the Award. For purposes of this Agreement, “controlled group” has the meaning set forth in the first sentence of Treas. Reg. § 1.409A-1(h)(3).

(i)     Employing Company is Acquired by Another Entity (Change in Control). If Participant is employed by a company or other legal entity where the Company ceases to own at least 50% of the voting power or value of the equity of the employing entity (hereinafter, a “change in control”), the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement (including the requirements related to continued service). In the event of a “Change of Control” (as defined in the Stock Incentive Plan) of Citigroup, the Committee may, subject only to the limitations specified in the Stock Incentive Plan and in Sections 10, 13, and 14 hereof, take any actions with respect to awards (including the Award) that are permitted by the Stock Incentive Plan, including, but not limited to, making adjustments that it deems necessary or appropriate to reflect the transaction, or causing awards to be assumed, or new rights substituted therefor, by the surviving entity in such transaction.

(j)     Voluntary Resignation to Pursue Alternative Career. If Participant has not met the conditions of Subsection 3(k) hereof, and Participant voluntarily resigns from his or her employment with the Company to work in a full-time paid career (i) in government service, (ii) for a bona fide charitable institution, or (iii) as a teacher at a bona fide educational institution, and, if applicable, satisfies any additional requirements that may be imposed by management in accordance with the then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement and the applicable guidelines (or until such earlier date on which Subsection 3(e) hereof applies); provided that in the event of a resignation described in Clause 3(j)(ii) or (iii) hereof, Participant remains continuously employed in the alternative career (or a new alternative career) until each Scheduled Vesting Date and Participant provides by each such Scheduled Vesting Date, if requested by the Company, a written certification of compliance with the Company’s alternative career guidelines, in a form satisfactory to the Committee. If an acceptable certification is not provided by the relevant Scheduled Vesting Date, the remaining outstanding portion of the Award will be canceled.

    (k)     Satisfying the “Rule of 60.”

(i)    Except as provided in Paragraph 3(k)(ii) hereof, if Participant (1) meets the Rule of 60 (as defined below), and (2) is not, at any time up to and including each Scheduled Vesting Date (or until such earlier date on which Subsection 3(e) hereof applies), employed, directly or indirectly, by a Significant Competitor of the Company (as defined in Subsection 3(l) hereof), the outstanding portion of the Award will continue to be settled on schedule subject to all other provisions of this Agreement. For purposes of this Agreement, Participant will meet the Rule of 60 if Participant is (A) at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (B) under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”). Participant’s age and years of service will each be rounded down to the nearest whole number when determining whether the Rule of 60 has been attained.

(ii)    If at the time of Participant’s voluntary termination with the Company, Participant satisfies the requirements of Paragraph 3(k)(i) hereof and (1) Participant’s work location is in Massachusetts or (2) Participant is a Massachusetts resident, Participant will be required to sign a separation agreement, in connection with Participant’s termination of employment that contains the Significant Competitor provision described in Subsection 3(l) hereof. In the event the Participant does not sign the separation agreement, or rescinds it within seven business days after signing it, the Award will be canceled under Subsection 3(a) hereof.

    (l)     Definition of “Significant Competitor;” Certification of Compliance.

(i)    For purposes of this Agreement, a “Significant Competitor” of the Company means any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and that may be updated by the Company from time to time in its discretion. Employment by a Significant Competitor includes service on a board of directors or similar governing body of any Significant Competitor (including subsidiaries or affiliates) that is also listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement. For purposes of this Subsection 3(l), “Company" means Citigroup and any of its subsidiaries.

(ii)    Whenever the Award continues to be settled pursuant to Subsection 3(k) hereof following a termination of employment, the settlement of the Award will be conditioned upon Participant’s providing by each subsequent Scheduled Vesting Date, if requested by the Company, a written certification that Participant has complied with the terms and conditions of Subsection 3(k) hereof in a form satisfactory to the Company. The list of Significant Competitors in effect at the time Participant terminates employment with the Company and the companies listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by a Scheduled Vesting Date, settlement of the Award will cease as of the date that is immediately prior to such Scheduled Vesting Date, the remaining outstanding portion of the Award will be canceled, and Participant will have no further rights of any kind with respect to such Award.

4. Post-Employment Covenants.

(a)Solicitation of Employees and Clients. If Participant is subject to the Employment Termination Notice and Nonsolicitation Policy for U.S. Employees (“Notice Policy”), Participant agrees to the nonsolicitation obligation described in the Notice Policy. If Participant is not subject to the Notice Policy then for the one-year period following the date Participant’s employment with the Company terminates, to the extent permitted by law, Participant agrees that he or she will not (a) engage in any conduct, either individually or in concert with a third party, which, directly or indirectly, causes or attempts to cause any employee to leave the employment of the Company regardless of whether the solicitation for employment originates from the Company employee, or hire, or participate directly or indirectly in the hiring of, on his or her own behalf or on behalf of another person, any person who is or, during the preceding six months was, an employee of the Company, or (b) directly or indirectly, induce or otherwise counsel, advise, encourage or solicit, including through the use of social media, any client of the Company whom Participant serviced or had substantial contact during his employment to terminate its relationship with the Company or to transfer assets away from or otherwise reduce its business with the Company.

(b)    Cooperation. Upon reasonable request, the Participant shall make himself or herself available to the Company to furnish full and truthful information concerning any event which took place during Participant’s employment. Upon reasonable request, as deemed necessary by the Company, the Participant shall make himself or herself available to the Company to furnish full and truthful consultations concerning any potential or actual litigation. Participant shall furnish the information as soon as is practical after a request from the Company is received. The Company shall reimburse Participant for the reasonable cost of all Participant’s travel, lodging, meals and any loss of compensation suffered by Participant from his current employer as a result of time spent furnishing information.

5. Settlement and Transferability.
(a)If all applicable conditions to settlement of any portion of the Award have been satisfied as of the Scheduled Vesting Date for such portion, the Award will be settled through payment or distribution of cash or Shares (as applicable) as soon thereafter as is administratively practicable, except as may be provided elsewhere in this Agreement, including without limitation clause (y) in the first sentence of Section 2 hereof) (a “Delayed Settlement”), in any case with interest only as expressly provided for in the Legal Documents. In all circumstances, settlement is subject to receipt by the Company of the information necessary to make required tax payments, compliance with any post-termination stock ownership commitment applicable to the Deferred Stock Award and submission of appropriate documentation of compliance.
(b)No portion of the Award may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and neither the Award nor any interest or right therein will be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of the Award. During Participant’s lifetime, all rights with respect to the Award will be exercisable only by Participant, and any and all payments in respect of the Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of the Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.
(c)Citigroup may assign the legal obligation to pay the Deferred Cash Award or the Supplemental Award to Participant’s employer without the consent of Participant.

6. Stockholder Rights and Fractional Shares.

(a)Participant will have no voting rights as a stockholder of Citigroup over any Shares subject to the Deferred Stock Award, unless and until the Shares subject to the Deferred Stock Award are distributed to the Participant. Dividends will be paid on sale-restricted Shares to the extent dividends are paid to record holders of shares of outstanding Citigroup stock.9 Participants who are subject to anti-hedging provisions under the Company’s trading policies, including the UK, EMEA and other local policies, may not trade in Shares or employ personal hedging or pledging strategies with respect to the Deferred Stock Award, except as otherwise permitted by such policies.
(b)The Company shall not be obligated to issue any fractional Shares when Shares are deliverable. If the Deferred Stock Award includes or results in an entitlement to a fractional Share for any reason, the Deferred Stock Award shall be settled in full by issuance of the maximum whole number of Shares Participant is entitled to receive and the Company may cancel the fractional Share without any compensation to the Participant.

7. Clawback and Right of Set-Off.

(a)Clawback. If it is determined by the Committee not later than three years following the settlement of any portion of the Award (whether following an investigation or otherwise), or, for MRTs, within the clawback periods outlined in 2(j), that any Settlement Condition that was treated as satisfied on a Scheduled Vesting Date in connection with the settlement of such portion was, in fact, not satisfied,
9 Employees who have not been designated as MRTs may be entitled to the payment of dividend-equivalents on their Deferred Stock Awards. Dividend-equivalents are paid to employees on or about the time dividends are paid to Citi stockholders unless the Deferred Stock Award is subject to a performance vesting condition. For Deferred Stock Awards subject to a performance vesting condition, dividend-equivalents are accrued and paid after the performance vesting condition is satisfied.

Participant is obligated upon demand, to (i) return to Citigroup any Shares distributed to Participant in connection with such settlement or pay to Citigroup an amount equal to the fair market value of such Shares on (x) the applicable Scheduled Vesting Date or (y) the date of such payment, whichever is greater and (ii) pay to Citigroup the gross amount of any cash paid in connection with such settlement, in each case, without reduction for any Shares or cash withheld to satisfy withholding tax or other obligations in connection with such settlement. No portion of the Award shall be deemed to have been fully earned for any purpose unless and until the rights of Citigroup to claw back such portion under this Subsection (a) have lapsed. I don’t think this is workable – the whole point of a clawback is it applies to vested. As you know I don’t like the concept of Earned anyway.
(b)Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Committee to be permitted by applicable law and consistent with the requirements to avoid tax under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (x) retain for itself funds or securities otherwise payable to Participant pursuant to the Award or any award under any award program administered by the Company to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, clawback or other repayment obligations under this Agreement or any award agreement, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates, and (y) if Participant recovers any amount in the nature of severance pay or compensation for hypothetical or potential future services in connection with any legal claim or action alleging violation of law relating to Participant’s employment or termination thereof, whether by reason of a decision or settlement of such claim, reduce the amount to be paid in connection with the settlement of the Award following the termination of Participant’s employment, on a dollar-for-dollar basis, by the pre-tax amount required to be paid for the Participant’s account (including legal fees) in connection with such claim or action. The Company may not retain any funds or securities described in Clause 7(b)(x) hereof, or set-off obligations or liabilities described in such Clause, as described above, until such time as they would otherwise be distributable or payable to Participant in accordance with the applicable award terms. Only after-tax amounts will be applied to set-off any such obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

8. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of all documents that Citigroup may be required to deliver (including, but not limited to, the Legal Documents and all other forms or communications) in connection with the Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via (x) a Company service provider such as DocuSign, or (y) a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

9. Plan Administration, Determinations and Interpretations. The Committee has sole, final and binding exclusive discretionary authority to (x) make findings of fact, interpretations, calculations, conclusions and other determinations under or with respect to the Legal Documents and any other communication relating in any way to the Award and (y) establish and operationalize administrative procedures to implement the terms of the Award.

10. Adjustments to Award.

(a)    Capital Structure. In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure (a “Capital Restructuring”), to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee will make such appropriate equitable adjustments as may be permitted by the terms of the Stock Incentive Plan and applicable law, to the number or kind of Shares subject to the Deferred Stock Award.

    (b)    Equitable Adjustments. In the event of a Capital Restructuring, the Committee will adjust the calculation of Significant Loss, Loss Ratio and any related provision of the Award in a manner consistent with such event, which adjustment will not require the consent of the Participant.

(c)     Modifications. The Committee retains the right to modify the Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without Participant’s prior consent. Citigroup will furnish or make available to Participant a written notice of any modification, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

    (d)     Adverse Consequences. Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to an Award.

11. Taxes and Tax Residency Status.

(a)    Compliance. By accepting the Award, Participant agrees to pay all applicable taxes (or hypothetical tax if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement, without regard to the amount withheld or reported. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of travel and workdays outside of his or her country of income tax residency from the date of the Award until the settlement of the Award and the subsequent sale of any Shares received in connection with the Deferred Stock Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information. The Award will be subject to cancelation if Participant fails to make any such required payment.

(b)    Deferred Stock Award. To the extent the Company is required to withhold tax in any jurisdiction upon the settlement of the Deferred Stock Award or at such times as otherwise may be required in connection with the Deferred Stock Award, Participant acknowledges that the Company may (but is not required to) provide Participant alternative methods of paying the Company the amount due to the appropriate tax authorities (or to the Company, in the case of hypothetical tax), as determined by the Committee. If no method of tax withholding is specified at or prior to the time any tax (or hypothetical tax) is due on the Deferred Stock Award, or if Participant does not make a timely election, the Company will withhold Shares from the Shares that are distributable to Participant to fund any or any portion of tax that is required by law to be withheld. If Participant is a current or former Citigroup Expatriate subject to tax equalization, Participant agrees to promptly pay to the Company, in cash (or by any other means acceptable to the Committee), the excess of the amount of hypothetical tax due over the tax withheld with respect to the Deferred Stock Award. Participant agrees that the Committee may require that some or all of the tax (or hypothetical tax) withholding obligations in connection with the Deferred Stock Award must be satisfied in cash only, that timely payment of such amounts when due will be considered a condition to settlement of the Deferred Stock Award, and that if the required amounts are not timely remitted to the Company, the Deferred Stock Award may be canceled. Whenever withholding in Shares is permitted or mandated by the Committee, the number of Shares to be withheld will be based on the fair market value of the Shares, as determined by the Committee. Whenever the payment of required withholding tax (or hypothetical tax) in cash is permitted or mandated by the Committee and provision for timely payment of such amounts by Participant has not been made, instead of canceling an equity award (as provided above), the Company may sell on behalf of Participant, at Participant’s market risk and expense, the number of Shares subject to the award that at the market sale price obtainable for the Shares on or as soon as practicable after the due date for the tax (or hypothetical tax) owed by Participant, will produce sufficient proceeds to satisfy Participant’s tax (or hypothetical tax) obligation, and remit such proceeds to the appropriate tax authorities (or in the case of hypothetical tax, retain such proceeds in satisfaction of Participant’s obligation to the Company); any remaining sales proceeds, after deduction for commissions and other reasonable and customary expenses, and any remaining Shares (if otherwise distributable to Participant) will be delivered to Participant.

(c)    Deferred Cash Award and Supplemental Award. To the extent the Company is required to withhold tax in any jurisdiction upon the settlement of the Deferred Cash Award or the Supplemental Award or at such times as otherwise may be required in connection with the Deferred Cash Award or the Supplemental Award, the Company will withhold from the settled portion of the Award to the extent permitted by applicable law, or withhold hypothetical tax pursuant to the Citigroup Expatriate policy, and Participant will be paid the after-tax amount. If a tax the Company is required to withhold is due prior to settlement and withholding is prohibited by applicable law or regulatory guidance, Participant will be required to pay the amount of the applicable tax due to the Company. The Award will be subject to cancelation if Participant fails to make any such required tax payment.

12. Entire Agreement; No Right to Employment. The Legal Documents set forth the entire understanding between the Company and Participant regarding the Award and supersede all other written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

13. Compliance with Regulatory Requirements. The Award may be subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

14. Section 409A and Section 457A Compliance.

(a)    Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award or the plans and program documents are not administered in accordance with the requirements to avoid tax under Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and the Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award if Citigroup fails to modify the Award. Participant acknowledges that there is no guarantee that the Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)    Specified Employees. If the Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Award be administered, to provide for any distribution of Shares or any payment of the Deferred Cash Award or the Supplemental Award to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution or payment will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant will not be entitled to interest, notional interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

(c)Delayed Settlement. If the Award is subject to Section 409A of the Code and there is a Delayed Settlement that extends beyond December 31 of the year in which the Scheduled Vesting Date occurs, unless Participant timely complies with the notification and enforcement provisions of Treas. Reg. § 1.409A-3(g) the Company has full and sole discretionary authority to modify the Award in order to avoid a violation of Section 409A of the Code.

15. Arbitration; Conflict; Governing Law; Severability.

(a)    Arbitration. Any and all disputes, claims or controversies related to or arising out of the Award or the Legal Documents, including, without limitation, any claim that an Award, in whole or in part, should have been, but was not made, or that this Agreement or any of the Legal Documents is void, voidable, invalid, unlawful or unenforceable (each a “Dispute”), will be finally and conclusively resolved by binding arbitration in accordance with the Company’s arbitration policies, as in effect from time to time. In the absence of a Company arbitration policy that is applicable to you or your Award and your work location is outside of the United States at the time of the commencement of a Dispute, you irrevocably agree that (1) any such Dispute will be finally and conclusively resolved on an individual basis by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Dispute Resolution Procedures in effect at the time of commencement of any such arbitration (collectively, the “Rules”), except as such Rules are otherwise modified or expanded as set forth in Citi’s Arbitration Policy, which is available on Citi For You, (2) the place of such arbitration shall be New York, New York, United States of America, and (3) any claim or dispute concerning the interpretation, application or validity of this provision shall be heard and decided exclusively by the United States District

Court for the Southern District of New York (the “Southern District”), and by any court having appellate jurisdiction over the Southern District, and in the event that the Southern District lacks jurisdiction over the subject matter of any such action or proceeding, the sole alternative forum for any such action or proceeding shall be the Supreme Court of the State of New York for the County of New York.

(b)    Conflict. This Agreement will control in the event of a conflict between this Agreement and the Prospectus. In the event of a conflict between this Agreement and the Stock Incentive Plan and/or the DCAP plan document, the Stock Incentive Plan or the DCAP plan document, as applicable, will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. Except as otherwise provided below, Participant understands and acknowledges that the terms and conditions set forth herein, including without limitation Sections 2 through 7 hereof, are included herein for the purpose of ensuring sound incentive compensation practices. Therefore, the terms of this Agreement are intended not to be severable, so that if any provision of this Agreement, including without limitation any provision of Sections 2 through 7 hereof, is held void, unlawful, or unenforceable under any applicable statute or other controlling law (1) the remainder of this Agreement, including in particular but without limitation the obligations of the Company in respect of settlement of the Award, will be invalidated and deemed to be unenforceable and (2) any amount previously paid or distributed in settlement of the Award shall be considered to have been distributed in error and Participant shall repay or return such payment or distribution in accordance with Section 7 hereof. Notwithstanding the foregoing, the parties acknowledge and agree that (a) the arbitration agreement set out in Section 15 hereof is a separate and severable contract between them and that any dispute as to the enforceability or validity of this arbitration agreement, or as to the arbitrability of arbitral jurisdiction over any claim, shall be heard and decided by the arbitrators, and not by any court, and that this arbitration agreement shall survive the termination or expiration of this Agreement, (b) if only the arbitration provision set forth in Section 15 is held to be unenforceable, then Section 15 shall be severable from the remaining provisions of this Agreement.

16. Disclosure Regarding Use of Personal Information.

(a)    Data Protection Statement and Use of “Personal Information.”

(i)    Where the General Data Protection Regulation (2016/679) (“GDPR”) applies, please refer to the Data Protection Statement attached as Schedule 1.10

(ii)    Where the GDPR does not apply, the following provisions apply:

In connection with the grant of the Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that the Company may collect, process, use, store and transfer for the purposes outlined above includes Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, shall be for the performance of this Agreement and the Company’s internal administration of its incentive award programs, and in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program, including the prevention, detection and prosecution of crime or other grounds of public interest. In accordance with the Company’s personal information and
10 Agreement language may be updated as needed to comply with or otherwise to respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.

data policies and standards, personal information may be stored in, or accessed from or transferred to countries where data privacy laws may not be as protective as those in the country from which the personal information was provided. Participant agrees to the processing of personal information as described herein under confidentiality and privacy terms to the same standard set out herein. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Stock Incentive Plan; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)     Participant’s Consent (not applicable where the GDPR applies). BY ACCEPTING THE AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

***

SCHEDULE 1- DATA PROTECTION STATEMENT

Data Controller	Citigroup Inc.
Data Protection Officer	EMEA Chief Privacy Officer [Contact Information Intentionally Omitted]
Purpose and grounds for data processing
Implementation and administration of DIRAP, CAP, and DCAP, including, a participant’s actual participation, or consideration by the Company for potential future participation, in any similar or equivalent award plan or program.
Data processing is necessary for the performance of this Agreement to which you, the data subject, are party, or in order to take steps in connection with the Company considering you for any future participation in any similar or equivalent award plan or program.

Retention period
The Company will hold your personal information on its systems for the longest of the following periods: (i) as long as is necessary during your participation in DIRAP, CAP or DCAP; (ii) any retention period that is mandated by law; (iii) the Compensation Planning retention periods set out in the Company’s Retention Management Policy which are measured from maturity or from DIRAP, CAP or DCAP being superseded as follows:
UK?
Lithuania staff: 6 years
Malta and Romania staff: 10 Years
All other 25 EU countries: 7 Years
US Persons: 6 Years

Categories of Personal Information	Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.

Recipients of Personal Information
(i) Human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States;
(ii) Participant’s U.S. broker and equity account administrator and trade facilitator;
(iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors;
(iv) The Committee or its designee, which is responsible for administering the Plan, DIRAP, CAP and DCAP;
(v) The Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and
(vi) Internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise).

Details of transfers outside the EU	Participant’s personal data may be transferred to the United States or another country that has not been certified by the European Commission as offering equivalent or "adequate protection" to the EU country of your last employment (or current residence). Information that is transferred between Citigroup and its affiliates is done in accordance with the Company’s Binding Corporate Rules. Where personal data is transferred to non-affiliated organizations (for the execution of investments, payments or any other transactions), the Company shall procure that such non-affiliated organizations agree to a similar level of protection as is provided under the Company’s Binding Corporate Rules.
Individual rights	Under the General Data Protection Regulation (EU) 2016/679 individuals have data subject rights including the right to access and correct personal data for data processed by or on behalf of any entity affiliated with the Company in the EU/EEA. You may exercise these rights by sending a written request to the EMEA Chief Privacy Officer identified above.
Right to complain
If you are unhappy with the way the Company has handled your personal information or any privacy query or request that you have raised with the EMEA Chief Privacy Officer, you have a right to lodge a complaint with a competent supervisory authority, in particular in the Member State of your habitual residence or place of work, of an alleged infringement of the GDPR.